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                          Exhibit 99.1
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Conning Corporation
700 Market Street
St. Louis, MO  63101


                          PRESS RELEASE
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                                Investor Contact: Fred Schpero or
                                                  Paul Kopsky
                                                  (314) 444-0715

                                Media Contact:    David Garino
                                                  (314) 982-1700



CONNING ELECTS ARTHUR REEDS CHAIRMAN AND CEO


     ST. LOUIS, MO., SEPTEMBER 22, 1999 -- Conning Corporation (Nasdaq/NMS: CNNG) announced today that its board of directors elected Arthur C. (Duke) Reeds, III chairman of the board, president and chief executive officer, succeeding Leonard M. Rubenstein, who retired from active service with the company. Reeds, who has been a Conning director since July 1998, was formerly president of CIGNA Corporation's investment management subsidiary and CIGNA's chief investment officer. His career at CIGNA spanned 30 years.

     Reeds commented, "It is a privilege for me to join Conning's management group. I look forward to helping Conning provide professional services to its clients and profitable growth to its shareholders. The pending acquisition of GenAmerica Corporation by Metropolitan Life Insurance Company should broaden the opportunities for Conning." GenAmerica Corporation is a significant client and majority shareholder of Conning, holding 61 percent of Conning common stock.

     Conning provides asset management services primarily to insurance companies and institutional investors, manages private equity funds investing in insurance and insurance-related companies, and conducts extensive research on the life insurance and property-casualty insurance industries.

     The preceding discussion of expected future results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether final costs exceed estimates, revenue contributions from transactions and acquisitions have been projected accurately, and other factors discussed in company filings with the Securities and Exchange Commission.


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